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                                                                 EXHIBIT a(1)(e)

                           TAX-FREE INVESTMENTS CO.

                           CERTIFICATE OF CORRECTION

THIS IS TO CERTIFY THAT:

     FIRST:    The title of the document being corrected hereby is Articles
Supplementary of Tax-Free Investments Co.

     SECOND:   The name of each party to the Articles Supplementary being corrected hereby is Tax-Free Investments Co.

     THIRD:    The date that the Articles Supplementary being corrected hereby were filed with the State Department of Assessments and Taxation of Maryland was November 9, 1998.

     FOURTH:   The third clause of Article SECOND as previously filed was:
". . . , of which Three Billion (3,000,000,000) shares have been classified as Cash Reserve Portfolio - Institutional Class, . . . "; and as hereby corrected is as follows: ". . . , of which Three Billion (3,000,000,000) shares have been classified as Cash Reserve Portfolio - Institutional Cash Reserve Shares, . . ."

     FIFTH:    The undersigned President of the Corporation acknowledges this
Certificate of Correction to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on December 15, 1998.


ATTEST:                             TAX-FREE INVESTMENTS CO.


/s/ Nancy L. Martin                 By: /s/ Robert H. Graham
--------------------------             ------------------------------(SEAL)
Assistant Secretary                     Robert H. Graham
                                        President